Exhibit 5.1
May 19, 2009
Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Oncothyreon Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of 3,878,993 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, and warrants to purchase the Company’s common stock (the “Warrants” and together with the Shares, the “Securities”), pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-149837) filed on March 20, 2008, as amended by Post-Effective Amendment No. 1 filed on July 29, 2008 and declared effective by the Securities and Exchange Commission (the “Commission”) on August 12, 2008 (the “Registration Statement”).
     The offering and sale of the Securities are being made pursuant to a Placement Agent Agreement dated May 19, 2009, by and between the Company and Boenning and Scattergood, Inc. (the “Placement Agent Agreement”) and the Subscription Agreements (as defined below).
     We have examined copies of the Placement Agent Agreement, the Subscription Agreements executed by the Company and the purchasers of the Securities (the “Subscription Agreements”), the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Securities, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
     In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on and subject to the foregoing, we are of the opinion that:
1.	The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Subscription Agreements, will be validly issued, fully paid and nonassessable.

Oncothyreon Inc.
May 19, 2009

2.	The shares of the Company’s common stock issuable upon exercise of the Warrants have been duly authorized by the Company and, when issued and delivered by the Company upon exercise thereof in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

3.	The Warrants have been duly authorized by the Company and, when they are executed and delivered by the Company against payment therefor in accordance with the terms of the Subscription Agreements, they will be validly issued and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Oncothyreon Inc.
May 19, 2009

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about May 20, 2009, for incorporation by reference into the Registration Statement.

Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation